EvergreenBancorp Maintains Quarterly Cash Dividend

SEATTLE, WA - July 18, 2008 - EvergreenBancorp, Inc. (OTCBB:EVGG), the holding company for EvergreenBank, today announced its Board of Directors approved a quarterly cash dividend of $0.07 per share. The dividend will be payable on August 22, 2008 to shareholders of record as of the close of business on August 6, 2008.

About EvergreenBancorp and EvergreenBank

Founded in 1971, EvergreenBank is a subsidiary of EvergreenBancorp, Inc., a bank holding company headquartered in Seattle, Washington. EvergreenBank is an independent community bank with seven offices in Seattle, Bellevue, Lynnwood, Federal Way, and Kent. The Bank offers a full suite of personal and business banking services. Services include commercial, real estate, and consumer lending; savings, checking, and certificate of deposit accounts; health savings accounts; Internet banking; and merchant credit card processing services. Visit www.EvergreenBancorp.com to learn more.

Contact:

Gordon D. Browning

Executive Vice President and Chief Financial Officer

206-749-7350